Exhibit 99.1
Teladoc Health Appoints Financial Executive Mark Anquillare to Its Board of Directors
NEW YORK, August 3, 2026 -- Teladoc Health (NYSE: TDOC), the global leader in virtual care, today announced the appointment of Mark V. Anquillare to its board of directors. Mr. Anquillare is the former president and chief operating officer of Verisk Analytics, a strategic data analytics and technology partner to the global insurance industry. He will serve on the board’s Audit & Compensation committees.
“Mark’s leadership across the global insurance and analytics sectors, along with his experience guiding public companies through growth and transformation, makes him an outstanding addition to the Board," said Kenneth H. Paulus, non-executive Chairman of the Teladoc Health board. "His perspective on how data, technology and AI are reshaping complex industries will be invaluable as Teladoc Health evolves."
Mr. Anquillare has more than 30 years of financial and executive leadership experience. He served as Verisk’s chief financial officer beginning in 2007, leading the company through its 2009 initial public offering, and later served as Verisk’s chief operating officer, overseeing the company’s insurance and government-facing business as well as several corporate functions.
Throughout his career, Mr. Anquillare has helped companies drive growth, innovation and operating efficiency. He currently serves on the board of Guidewire Software where he chairs the audit committee and is a member of the business opportunities committee. He also serves on the boards of RegEd and Bamboo Insurance, and he previously served on the board of TruBridge. Mr. Anquillare holds an MBA from Rutgers Business School and a BBA from the University of Notre Dame.
“Teladoc Health is uniquely positioned to help healthcare become more connected, intelligent and accessible. I look forward to working with the Board and management team as the company advances innovation and creates long-term value,” said Anquillare.

About Teladoc Health
Teladoc Health (NYSE: TDOC) is the global leader in virtual care. The company is delivering and orchestrating care across patients, care providers, platforms, and partners — transforming virtual care into a catalyst for how better health happens. Through our relationships with health plans, employers, providers, health systems and consumers, we are enabling more access, driving better outcomes, extending provider capacity and lowering costs. Learn more at teladochealth.com.
Investors:
Michael Minchak
IR@teladochealth.com

Media:
Lou Serio
PR@teladochealth.com